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                     September 5, 2023

       Suradech Taweesaengsakulthai
       Chief Executive Officer
       Arogo Capital Acquisition Corp.
       848 Brickell Avenue, Penthouse 5
       Miami, FL 33131

                                                        Re: Arogo Capital
Acquisition Corp.
                                                            Amendment No. 1 to
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed August 31,
2023
                                                            File No. 001-41179

       Dear Suradech Taweesaengsakulthai:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Andy Tucker